Exhibit 16.1

WithumSmith+Brown, PC

New York, New York

June 15, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

United States of America

Commissioners:

We have read the statements of Quantum-Si Incorporated (formally known as HighCape Capital Acquisition Corp.) included under Item 4.01 (a) of its Form 8-K dated 15, 2021. We agree with the statements concerning our Firm under Item 4.01 (a), in which we were informed of our dismissal upon the closing of the Business Combination.

We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC